Exhibit 4.2

                DOBSON COMMUNICATIONS CORPORATION

            CERTIFICATE OF DESIGNATION OF THE POWERS,
               PREFERENCES AND RELATIVE, OPTIONAL
                   AND OTHER SPECIAL RIGHTS OF

                            SERIES A
                 CONVERTIBLE PREFERRED STOCK AND
      QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

          Pursuant to Title 18, Section 1032(G) of the
        General Corporation Act of the State of Oklahoma

     Dobson Communications Corporation, a corporation organized and existing under the General Corporation Act of the State of Oklahoma (the "Company"), does hereby certify that pursuant to authority conferred upon the board of directors of the Company (or any committee of such board of directors, the "Board of Directors") by its Amended and Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Title 18, Section 1032(G) of the General Corporation Act of the State of Oklahoma, said Board of Directors is authorized to issue Preferred Stock of the Company in one or more classes or series and, acting by written consent dated November 9, 2000, authorized the following Certificate of Designation:

     1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "Series A Convertible Preferred Stock" (the "Convertible Preferred Stock"). The number of shares constituting such series shall be 200,000 shares of Convertible Preferred Stock, and such shares shall be represented by stock certificates substantially in the form set forth in Exhibit A hereto. The date the Convertible Preferred Stock is first issued is referred to as the "Issue Date," regardless of the number of times transfers of such shares of Convertible Preferred Stock are made on records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence shares of Convertible Preferred Stock, provided that in the case of shares of Convertible Preferred Stock issued in exchange for shares of Series AA Preferred, the "Issue Date" of such shares shall be the date of original issuance of the shares of Series AA Preferred which were exchanged for the shares of Convertible Preferred Stock.

     2. Rank. The Convertible Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of Preferred Stock now outstanding or hereafter created by the Board of Directors other than Parity Capital Stock (including the Existing Parity Stock) or Senior Capital Stock (collectively referred to herein, together with all classes of Common Stock of the Company, as the "Junior Capital Stock"), (ii) equally with the Existing Parity Stock and with any class of capital stock or series of Preferred Stock hereafter created by the Board of Directors the terms of which have been approved by the Majority Holders in accordance with Section 6(b) hereof and which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Capital Stock"); and (iii) junior to each class of capital stock or series of Preferred Stock hereafter created by the Board of Directors the terms of which have been approved by the Majority Holders in accordance with Section 6(b) hereof and which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Capital Stock").

     3.  Dividends.

          a. The Holders of shares of the Convertible Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds of the Company legally available therefor, cumulative dividends in cash on each outstanding share of Convertible Preferred Stock accruing (whether or not earned or declared) at the rate of 5.96% per annum on the sum of the Liquidation Preference thereof plus all accrued and unpaid dividends thereon, payable quarterly in arrears on the first Business Day of each May, August, November and February (each, a "Dividend Payment Date") to the Holders of record as of a date not less than 10 and not more than 60 days preceding the relevant Dividend Payment Date, as fixed by the Board of Directors. Except as provided herein, accrued but unpaid dividends, if any, may be paid on such dates as determined by the Board of Directors. Dividends payable on the Convertible Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends on the Convertible Preferred Stock will accrue from and including the Issue Date. Prior to the fifth anniversary of the Issue Date, no dividends shall be declared or paid on the Convertible Preferred Stock other than upon (x) a voluntary or involuntary liquidation, dissolution or winding up of the Company in accordance with Section 4, (y) a redemption of the Convertible Preferred Stock pursuant to Section 5 or (z) the conversion of the Convertible Preferred Stock pursuant to Section
7. Commencing on the first Dividend Payment Date after the fifth anniversary of the Issue Date, dividends on the Convertible Preferred Stock shall be paid, at the Company's option, in cash, in shares of Class A Common Stock (each share of Class A Common Stock valued for such purpose at the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the record date for the payment of such dividends), or a combination thereof.

          b. Dividends on the outstanding Convertible Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends which have accrued on a share of Convertible Preferred Stock will accumulate to the extent they are not paid on the Dividend Payment Date for the Dividend Period to which they relate and shall remain accumulated dividends with respect to such share of Convertible Preferred Stock until paid to the Holder thereof.

          c. No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of Convertible Preferred Stock. All dividends paid with respect to shares of the Convertible Preferred Stock pursuant to this Section 3 shall be paid pro rata to the Holders entitled thereto.

          d. (i) So long as the Original Investor owns at least 100,000 shares of Convertible Preferred Stock, without the affirmative vote or consent of the Majority Holders, except as otherwise provided in this Section 3(d), (A) no dividends or other distributions shall be declared or paid upon, or any sum set apart for the payment of any dividends or other distributions upon, the shares of Junior Capital Stock (or any warrants, rights, calls or options exercisable for or convertible into Junior Capital Stock ) held by the Existing Major Stockholder or an Existing Major Stockholder Affiliate and (B) no shares of Junior Capital Stock (or any warrants, rights, calls or options exercisable for or convertible into any Junior Capital Stock) shall be purchased, redeemed or otherwise acquired or retired for value by the Company from the Existing Major Stockholder or an Existing Major Stockholder Affiliate; and (C) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value by the Company of any shares of Junior Capital Stock (or any warrants, rights, calls or options exercisable for or convertible into any Junior Capital Stock by the Company) from the Existing Major Stockholder or an Existing Major Stockholder Affiliate.

         (ii) Notwithstanding the foregoing provisions of this Section 3(d), the Company shall be entitled, without any consent or approval of the Majority Holders being required, to declare and pay stock dividends in shares of Common Stock on the Common Stock held by the Existing Major Stockholder or an Existing Major Stockholder Affiliate so long as pro rata stock dividends are being declared and paid on all classes of Common Stock then outstanding and so long as the applicable provisions of Section 7 hereof are complied with.

          e. In the event that the Company declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Company shall also declare and pay to the Holders of the Convertible Preferred Stock at the same time that it declares and pays such dividends to the Holders of the Common Stock, the dividends which would have been declared and paid with respect to the Conversion Stock had all of the outstanding Convertible Preferred Stock been converted in accordance with Section 7(b) immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          f. All accrued and unpaid dividends on any share of Convertible Preferred Stock shall be paid upon the conversion of such share of Convertible Preferred Stock into Conversion Stock in accordance with Section 7 below, such dividend to be paid, at the Company's election, in cash, shares of Class A Common Stock (each share of Class A Common Stock valued for such purpose at the Closing Price of the Class A Common Stock on the Trading Day immediately prior to such conversion), or a combination thereof.

     4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment in full of the outstanding debt obligations of the Company, each Holder of shares of the Convertible Preferred Stock shall be entitled to payment (before any distribution is made on any Junior Capital Stock, including, without limitation, Common Stock of the Company) out of the assets of the Company available for distribution, an amount equal to the aggregate Liquidation Preference of all shares of Convertible Preferred Stock held by such Holder plus an amount equal to the accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution, or winding up (such amount, the "Liquidation Amount"); provided, however, that in the event that upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company the Holders of the outstanding Convertible Preferred Stock would receive more than the Liquidation Amount in the event their shares of Convertible Preferred Stock were converted into Conversion Stock pursuant to Section 7 immediately prior to such liquidation, dissolution or winding-up (after giving effect to any preferential amounts payable to holders of Senior Capital Stock and any Parity Capital Stock then outstanding and which is not then concurrently being converted into Common Stock), then each Holder of Convertible Preferred Stock shall receive as a distribution from the Company in connection with such liquidation, dissolution or winding-up an amount equal to the amount that would be paid if all Convertible Preferred Stock were converted into Conversion Stock immediately prior to such liquidation, dissolution or winding-up. The provisions of this
Section 4 shall not in any way limit the right of the Holders of Convertible Preferred Stock to elect to convert their shares of Convertible Preferred Stock into Conversion Stock pursuant to
Section 7 prior to or in connection with any liquidation, dissolution or winding-up of the Company. After payment in full of the amount to which Holders of Convertible Preferred Stock are entitled pursuant to the foregoing sentence of this Section 4, such Holders will not be entitled to any further participation in any distribution of assets of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company the amounts available for payment to the Holders of Convertible Preferred Stock and the holders of Parity Capital Stock are not sufficient to pay in full the Liquidation Amount to the Holders of Convertible Preferred Stock and the preferential amounts due the holders of Parity Capital Stock, the Holders of the Convertible Preferred Stock and the holders of Parity Capital Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference, including accumulated and unpaid dividends, to which each is entitled. Not less than 10 days prior to the payment date stated therein, the Company shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Convertible Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Convertible Preferred Stock, each share of Parity Capital Stock and each share of Junior Capital Stock in connection with such liquidation, dissolution or winding up. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company, nor the consolidation or merger of the Company with or into one or more entities nor the reduction of the capital stock of the Company nor any other form of recapitalization or reorganization affecting the Company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with the liquidation, dissolution or winding up of the Company.

     5.  Redemption.

          a. (i) On the twelfth (12th) anniversary of the Issue Date (the "Redemption Date"), the Company shall redeem from any source of funds legally available therefore, in the manner provided in this Section 5 (a "Mandatory Redemption"), each share of Convertible Preferred Stock then outstanding at a redemption price equal to the Liquidation Preference, plus accrued and unpaid dividends thereon (including an amount equal to a prorated dividend for the Dividend Period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Redemption Price").

          (ii) The Company shall mail written notice (the "Mandatory Redemption Notice") of the Mandatory Redemption to each record Holder of Convertible Preferred Stock not more than 60 nor less than 30 days prior to the Redemption Date. The Mandatory Redemption Notice shall state: (A) the Redemption Price; (B) the total number of shares of Convertible Preferred Stock being redeemed; (C) the number of shares of Convertible Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (D) the Redemption Date; (E) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Convertible Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed; and (F) that dividends on the shares of the Convertible Preferred Stock to be redeemed shall cease to accrue on the Redemption Date unless the Company defaults in the payment of the Redemption Price.

          (iii) Each Holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Mandatory Redemption Notice and on the Redemption Date. The full Redemption Price for such shares of Convertible Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

          (iv) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Convertible Preferred Stock called for Mandatory Redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have further rights with respect thereto, from and after the Redemption Date, other than the right to receive the Redemption Price, without interest.

          b. (i) Within 30 days following the occurrence of a Change in Control, the Company shall be required (subject to any contractual and other restrictions with respect thereto existing on the Issue Date and the legal availability of funds therefor) to make an offer to each Holder of Convertible Preferred Stock to purchase (the "Change in Control Offer") all of each Holder's Convertible Preferred Stock as of the date that is not more than 40 days after the date of mailing of such Change in Control Offer (such date, the "Change in Control Redemption Date") for a purchase price equal to 101% of the Liquidation Preference (together with accrued and unpaid dividends to but not including the Change in Control Redemption Date) (the "Change in Control Redemption Price"). Notwithstanding the foregoing, the Company shall not be required to redeem each share of Convertible Preferred Stock following a Change in Control if any Indebtedness outstanding as of the Issue Date which would prohibit such redemption is outstanding upon the occurrence of a Change in Control, until such Indebtedness is repaid, redeemed or repurchased in full, in which case the date on which all such Indebtedness is so repaid, redeemed or repurchased, will, under this Certificate of Designation, be deemed to be the date upon which such Change in Control shall have occurred. Further, the Company shall not be obligated to repurchase or redeem any of the Convertible Preferred Stock pursuant to a Change in Control Offer prior to the Company's repurchase of any shares of Existing Parity Stock required to be purchased pursuant to the offer to purchase required to be made to the holders of Existing Parity Stock upon a "change in control" as provided in the 12-1/4% Preferred Certificate of Designation and in the 13% Preferred Certificate of Designation (the "Existing Parity Change in Control Offer"). Notwithstanding the foregoing provisions of this Section 5(b), in lieu of making a Change in Control Offer, the Company may, but shall not be obligated to, elect to redeem all of each Holder's shares of Convertible Preferred Stock as of a date not more than 70 days after the Change in Control (the "Payment Date") for the Change in Control Redemption Price (the "Change in Control Redemption") in accordance with the provisions of this Section 5(b); provided, however, if the Company elects a Change in Control Redemption and has made an Existing Parity Change in Control Offer, then the Payment Date shall be the same date the Company is obligated to purchase Existing Parity Stock pursuant to the Existing Parity Change in Control Offer.

          (ii) If the Company elects to make a Change in Control Offer, the Company shall mail written notice to each Holder of Convertible Preferred Stock (the "Offer to Purchase") no more than 30 days following the Change in Control stating: (A) the offer is being made pursuant to this Section 5(b) and that all Convertible Preferred Stock validly tendered will be accepted for payment on a pro rata basis; (B) the Change in Control Redemption Price and the date the Company will purchase the Convertible Preferred Stock tendered (which shall be a Business Day no earlier than 30 days nor later than 40 days from the date such notice is mailed); (C) that any Convertible Preferred Stock not tendered will continue to accrue dividends pursuant to its terms;
(D) that, unless the Company defaults in the payment of the Change in Control Redemption Price, any Convertible Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Change in Control Redemption Date; (E) that Holders electing to have Convertible Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the Convertible Preferred Stock to the Company or its agent at the address specified in the Offer to Purchase prior to the close of business on the Business Day immediately preceding the Change in Control Redemption Date,
(F) that Holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the third Business Day immediately preceding the Change in Control Redemption Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the Change in Control Redemption Price of the Convertible Preferred Stock delivered for purchase and a statement that such Holder is withdrawing its election to have such Convertible Preferred Stock purchased; and
(G) that Holders whose Convertible Preferred Stock is being purchased only in part will be issued new shares of Convertible Preferred Stock equal in Liquidation Preference to the unpurchased portion of the Convertible Preferred Stock surrendered; provided that each share of Convertible Preferred Stock purchased and each new share of Convertible Preferred Stock issued shall be in a Liquidation Preference of $1,000 or integral multiples thereof.

          On the Change in Control Redemption Date, the Company shall (x) accept for payment on a pro rata basis Convertible Preferred Stock or portions thereof validly tendered pursuant to an Offer to Purchase and (y) pay the Holder the Change of Control Redemption Price of all Convertible Preferred Stock or portions thereof so accepted. The Company shall promptly mail to such Holders new shares of Convertible Preferred Stock equal in Liquidation Preference to any unpurchased portion of the Convertible Preferred Stock surrendered; provided that each share of Convertible Preferred Stock purchased and each new share of Convertible Preferred Stock issued shall be in a Liquidation Preference of $1,000 or integral multiples thereof.

          (iii) If the Company elects to make a Change in Control Redemption, the Company shall mail written notice (the "Change in Control Redemption Notice") of the Change in Control Redemption to each record Holder of Convertible Preferred Stock no more than 30 days following the Change in Control. The Change in Control Redemption Notice shall state: (A) the Change in Control Redemption Price; (B) the total number of shares of Convertible Preferred Stock being redeemed: (C) the number of shares of Convertible Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;
(D) the Payment Date; (E) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Convertible Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed; and (F) that dividends on the shares of the Convertible Preferred Stock to be redeemed shall cease to accrue on the Payment Date unless the Company defaults in the payment of the Change in Control Redemption Price.

     Each holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Change in Control Redemption Notice and on the Payment Date. The full Change in Control Redemption Price for such shares of Convertible Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Unless the Company defaults in the payment in full of the Change in Control Redemption Price, dividends on the Convertible Preferred Stock called shall cease to accumulate on the Payment Date, and the Holders of such redeemed shares shall cease to have further rights with respect thereto, from and after the Payment Date, other than the right to receive the Change in Control Redemption Price, without interest.

          c. (i) Not later than thirty (30) days prior to the anticipated consummation of a Change in Control (or, if not practicable in the circumstances of such Change in Control, as soon as practicable, but in any event not later than 10 Business Days prior to the Change in Control Date), the Company shall mail to all Holders of record of the Convertible Preferred Stock a written notice of the anticipated Change in Control (a "Change in Control Notice"). The Change in Control Notice shall state: (A) the day on which the Change in Control will occur (the "Change in Control Date") and, briefly, the events causing such Change in Control; (B) the anticipated Change in Control Redemption Price;
(C) briefly, the conversion rights of the Convertible Preferred Stock; (D) the then current Conversion Price (and the estimated adjustment thereto, if any, that would be made pursuant to
Section 7(d)(iii)); (E) the procedures that the Holder must follow to exercise its conversion rights under Section 7 hereof;
(F) the procedures for withdrawing an exercise by the Holder of its conversion rights under Section 7 hereof, including a form of notice of withdrawal; and (G) that the Holder must satisfy the requirements set forth in the Convertible Preferred Stock in order to convert its Convertible Preferred Stock.

          (ii)  A Holder may exercise its rights specified in
Section 7(b) upon delivery of a written notice of the exercise of such rights (a "Change in Control Conversion Notice") to the Company at any time prior to the close of business on the fifth
(5th) Business Day next preceding the Change in Control Date, stating: (A) the name of the Holder; (B) the certificate numbers of the Convertible Preferred Stock that the Holder will deliver to be converted; and (C) the number of shares of Convertible Preferred Stock that the Holder will deliver to be converted.

          (iii) Notwithstanding anything herein to the contrary, any Holder delivering to the Company the Change in Control Conversion Notice shall have the right to withdraw such Change in Control Conversion Notice at any time prior to the close of business on the fifth (5th) Business Day next preceding the Change in Control Date by delivery of a written notice of withdrawal to the Company in accordance with Section 5(c)(iv).

          (iv) A Change in Control Conversion Notice may be withdrawn by means of a written notice of withdrawal delivered by the Holder to the office of the Company at any time prior to the close of business on the fifth (5th) Business Day immediately preceding the Change in Control Date, specifying: (A) the name of the Holder; (B) the certificate numbers of the Convertible Preferred Stock in respect of which such notice of withdrawal is being submitted; (C) the number of shares of Convertible Preferred Stock with respect to which such notice of withdrawal is being submitted; and (D) the number of shares, if any, of such Convertible Preferred Stock that remains subject to the original Change in Control Conversion Notice and that has been or will be delivered for conversion.

          d. (i) Subject to the rights of holders of any Senior Capital Stock then outstanding, if the funds of the Company legally available for redemption of shares of Convertible Preferred Stock and other Parity Capital Stock mandatorily redeemable by the Company on the Redemption Date or the Change in Control Redemption Date, as applicable, are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the Holders of the shares of Convertible Preferred Stock and such Parity Capital Stock based upon the full amount payable by the Company to the Holders of Convertible Preferred Stock and the holders of such Parity Capital Stock on such Redemption Date or Change in Control Redemption Date, as the case may be. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Convertible Preferred Stock and such Parity Capital Stock, such funds shall immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on the Redemption Date or the Change in Control Redemption Date, as applicable, but which it has not redeemed.

          (ii) The Company shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Convertible Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all Holders of Convertible Preferred Stock on the basis of the number of shares owned by each such Holder.

     6.  Voting Rights.

          a. Except as otherwise provided herein or as required by law, each Holder of Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Conversion Stock into which such Holder's shares of Convertible Preferred Stock could be converted, pursuant to the provisions of Section 7(b) hereof, on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein, in the Company's Certificate of Incorporation or as required by law, the Holders of shares of Convertible Preferred Stock and Common Stock shall vote together as a single class on all matters. The Holders of Convertible Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's by-laws.

          b. (i) The Company may not, without the affirmative vote or consent of the Original Holder (for so long as the Original Holder holds the majority of the Convertible Preferred Stock issued to it on the Issue Date or, if shares of Series AA Preferred were issued to the Original Holder on the Issue Date, the date on which shares of Convertible Preferred Stock were issued to the Original Holder in exchange for such shares of Series AA Preferred (the "Exchange Date")):

            (A) amend, supplement, modify, terminate, waive or restate any of the provisions of its Certificate of Incorporation or its By-Laws or other preferred stock agreements, or any other agreement entered into with respect to the Capital Stock or equity securities of the Company in a way which would materially adversely affect the rights, preferences, privileges or voting rights of the shares of Convertible Preferred Stock, other than in connection with the issuance of Special Parity Stock permitted by subsection (B) below;

            (B) authorize, create, issue, modify the material terms of, or change the amount of authorized or issued shares of,
(x) any Senior Capital Stock (or any securities convertible into or exchangeable for any Senior Capital Stock), or (y) any Parity Capital Stock (or any securities convertible into or exchangeable for any Parity Capital Stock), or (z) Indebtedness that by its terms is convertible or exchangeable into Senior Capital Stock or Parity Capital Stock (or any securities convertible into or exchangeable for Senior Capital Stock or Parity Capital Stock), other than (aa) payments of dividends on the Existing Parity Stock in additional shares of Existing Parity Stock in accordance with the Certificates of Designation of the Existing Parity Stock and (bb) the authorization, creation and issuance of Special Parity Stock within 90 days after the Issue Date;

            (C) effect (y) any liquidation, dissolution or winding up of the Company or (z) any reorganization of the Company into a partnership or limited liability company or any other non-corporate entity, which would result in the Company being treated as a partnership for federal income tax purposes;

            (D) enter into any agreement, transaction, commitment or arrangement with its officers, directors, senior executives, any holder of 5% or more of the Voting Stock of the Company or any of their respective Affiliates unless such agreement, transaction, commitment or arrangement is (x) in the ordinary course of the Company's business on fair and reasonable terms no less favorable to the Company than could be obtained at the time of such transaction, or if pursuant to a written agreement, at the time of execution of such agreement providing therefor, in a comparable arms-length transaction, and, in each case, has been approved or ratified by a majority of the disinterested members of the Board of Directors following the disclosure to the Board of Directors of such affiliate relationship or (y) those which are in existence as of the Issue Date.

          (ii) Notwithstanding the foregoing provisions of this
Section 6(b), the creation, authorization or issuance of any shares of any Junior Capital Stock, or the increase or decrease in the amount of authorized Junior Capital Stock of any class shall not require the affirmative vote or consent of the Majority Holders and shall not be deemed to materially affect adversely the rights, preferences, privileges or voting rights of shares of Convertible Preferred Stock.

          (iii) Notwithstanding the foregoing, the provisions of Sections 6(b)(i) shall cease to apply and shall be of no further force or effect at such times as the Original Holder holds less than a majority of the Convertible Preferred Stock issued to it on the Issue Date or, if shares of Series AA Preferred were issued to the Original Holder on the Issue Date, the Exchange Date.

          c. In any case in which the Holders of Convertible Preferred Stock shall be entitled to vote (as Holders of Convertible Preferred Stock rather than on an as-if-converted basis) pursuant hereto or pursuant to Oklahoma law, each Holder of Convertible Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Convertible Preferred Stock held.

     7.  Conversion.

          a. If, (i) for at least thirty (30) Trading Days (whether consecutive or not) in any thirty-five (35) Trading Day period, the Daily Price per share of Common Stock has exceeded 200% of the Conversion Price then in effect or (ii) more than 90% of the Convertible Preferred Stock issued on the Issue Date or, if shares of Series AA Preferred were issued to the Original Holder on the Issue Date, the Exchange Date has been converted to Conversion Stock, then all outstanding shares of Convertible Preferred Stock shall be automatically converted without further action by the Company or any Holder (such 35th Trading Date or the date on which more than 90% of the Preferred Stock has been converted, the "Automatic Conversion Date"), into fully paid and nonassessable shares of Conversion Stock in accordance with the conversion formula and procedures set forth in Sections 7(b) and 7(c) below. The Company shall give each Holder written notice of the Automatic Conversion Date promptly after the occurrence thereof.

          b. All or any portion of a Holder's Convertible Preferred Stock will be convertible at the option of the Holder, at any time and from time to time, into shares of Conversion Stock, unless previously redeemed or repurchased or converted pursuant to Section 7(a) above. The shares of Convertible Preferred Stock shall be convertible into a number of shares of Conversion Stock determined by dividing (x) the aggregate Liquidation Preference of the shares of Convertible Preferred Stock to be converted by (y) the Conversion Price then in effect. The right to convert a share of the Convertible Preferred Stock called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or the Change of Control Redemption Date, as the case may be.

          c. (i) The right of conversion attaching to any share of Convertible Preferred Stock may be exercised by the Holder thereof by delivering the certificate evidencing such share to be converted to the offices of the Company, accompanied by a duly signed and completed notice of conversion in the form set forth in Exhibit B or such other form as is reasonably satisfactory to the Company. The conversion date for shares of Convertible Preferred Stock being converted pursuant to Section 7(b) will be the date on which the certificate evidencing such share and the duly signed and completed notice of conversion are so delivered (the "Optional Conversion Date"). As promptly as practicable on or after the Optional Conversion Date or the Automatic Conversion Date, as the case may be, the Company will issue and deliver to each of the Holders whose shares of Convertible Preferred Stock are being converted or have been automatically converted, a certificate or certificates for the number of full shares of Conversion Stock issuable upon conversion, with any fractional shares rounded up to full shares or, at the Company's option, payment in cash in lieu of any fraction of a share, based on the Closing Price of the Common Stock on the Trading Day preceding the Optional Conversion Date or the Automatic Conversion Date, as the case may be. Such certificate or certificates will be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Company. All shares of Conversion Stock issuable upon conversion of the Convertible Preferred Stock will be made without charge to the Holders of such Convertible Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock and upon issuance will be fully paid and nonassessable, free and clear of all taxes, Liens, charges and encumbrances with respect to the issuance thereof, and will rank pari passu with the other shares of Conversion Stock and other Common Stock outstanding from time to time. Holders of Conversion Stock issued upon conversion of shares of Convertible Preferred Stock will not be entitled to receive any dividends payable to holders of Class A Common Stock as of any record time before the close of business on the Conversion Date or the Automatic Conversion Date, as the case may be.

          (ii) Notwithstanding any other provision hereof, if a conversion of shares of Convertible Preferred Stock pursuant to
Section 7(b) is to be made in connection with a Change of Control, Organic Change or other transaction affecting the Company, the conversion of any shares of Convertible Preferred Stock may, at the election of the Holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

          (iii) The Company shall not close its books against the transfer of Convertible Preferred Stock or of Conversion Stock issued or issuable upon conversion of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Convertible Preferred Stock. The Company shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred Stock.

          d.   Conversion Price.

            (i) The initial Conversion Price shall be $25.35. In order to prevent dilution of the conversion rights granted under this
Section 7, the Conversion Price shall be subject to adjustment from time to time on or after the Issue Date pursuant to this
Section 7(d).

            (ii) If and whenever the Company issues or sells, or in accordance with Section 7(e) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than 90% of the Current Market Price (such per share value, the "Anti-Dilution Triggering Price") then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of
(1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Current Market Price applicable to such issuance or sale, plus (2) the sum of (x) the consideration, if any, received by the Company upon such issue or sale and (y) the product of 10% of the Current Market Price applicable to such issue or sale and the number of shares of Common Stock issued or sold or deemed to have been issued or sold, and the denominator of which shall be the product derived by multiplying the Current Market Price applicable to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

            (iii) If a conversion of shares of Convertible Preferred Stock pursuant to Section 7(b) is to be made in connection with a transaction that will result in a Change of Control and (x) the holders of Common Stock will receive cash, securities and/or other property upon the consummation of such transaction and (y) the value of the per share consideration to be received by the holders of Common Stock (as determined by the Board of Directors) upon the consummation of such transaction (the "Per Share Transaction Value") is less than the Conversion Price then applicable, then such Conversion Price shall be reduced, effective immediately prior to such conversion, to the Per Share Transaction Value; provided if the transaction that would result in such Change of Control is not consummated or the Per Share Transaction Value upon consummation exceeds such Conversion
Price, the Conversion Price shall be retroactively adjusted to eliminate the adjustment to the Conversion Price provided for by this Section 7(d)(iii).

            (iv) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to Permitted Issuances.

          e.   For purposes of determining the adjusted
Conversion Price under Section 7(d) the following shall be applicable:

            (i) If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Anti-Dilution Triggering Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share.
For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by
(B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common
Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (ii) If the Company in any manner issues or sells any Con-vertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Anti-Dilution Triggering Price, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common
Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

            (iii) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all Holders of the Convertible Preferred Stock. For purposes of
Section 7(e), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Convertible Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

            (iv) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder with respect to any shares of Convertible
Preferred Stock shall be adjusted immediately to the Conversion
Price which would have been in effect at the time of such expiration or termination had such Option or Convertible
Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all Holders of the Convertible Preferred Stock. For purposes of Section 7(e), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Convertible Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Convertible Preferred Stock.

            (v) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities trading on a national securities exchange, in which case the amount of consideration received by the Company shall be the Closing Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board of Directors of the Company.

            (vi) In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

            (vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

            (viii) If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Con vertible Securities or (b) to subscribe for or purchase Common
Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          f. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          g.   Any recapitalization, reorganization,
reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, but excluding any such transaction which constitutes a Change in Control, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance satisfactory to the Majority Holders) to insure that each of the Holders of Convertible Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's
Convertible Preferred Stock, such shares of stock, securities or assets as such Holder would have received in connection with such Organic Change if such holder had converted its Convertible Preferred Stock immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance satisfactory to the Majority Holders) to insure that the provisions of this Section 7 shall thereafter be applicable to the Convertible Preferred Stock. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Majority Holders), the obligation to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. No provision of this Section 7(g) shall limit the obligation of Company to redeem, or the obligation of Holder to sell to the Company, the Convertible Preferred Stock on the Change of Control Redemption Date pursuant to Section 5.

          h. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment or conversion or redemption of the Convertible Preferred Stock. All calculations under this paragraph shall be made by the Company and shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

          i. The Company shall be entitled to make such reductions in the Conversion Price, in additional to those required by this Section 7, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

          j. (i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all Holders of Convertible Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Company shall give written notice to all Holders of Convertible Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record
(a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (iii) The Company shall also give written notice to the Holders of Convertible Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

          (iv) The Company shall provide to the Holders reasonable notice of any other event that would result in an adjustment to the Conversion Price so as to permit the Holders to effect a conversion of Convertible Preferred Stock into shares of Conversion Stock prior to the occurrence of such event.

         (k)  If an event not specifically provided for in this
Section 7 occurs which has substantially the same economic effect on the Holders of Convertible Preferred Stock as those specifically provided for in this Section 7, then the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders of Convertible Preferred Stock; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this
Section 7 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Convertible Preferred Stock.

     8. Preemptive Rights. No shares of Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or Options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or Options may be designated, issued or granted, except as may otherwise be set forth in an agreement between the Company and one or more stockholders of the Company.

     9. Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock redeemed for or converted into Conversion Stock or that have been reacquired in any manner shall not be reissued as shares of Convertible Preferred Stock and shall (upon compliance with any applicable provisions of the laws of Oklahoma) have the status of authorized and unissued shares of Preferred Stock of the Company undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock of the Company; provided, however, that so long as any shares of Convertible Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof.

     10. Business Day. If any payment, redemption or conversion shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or conversion shall be made on the immediately succeeding Business Day.

     11. Amendment, Supplement and Waiver. (a) The Company may amend this Certificate of Designation with the affirmative vote or written consent of the Majority Holders (including votes or consents obtained in connection with a tender offer or exchange offer for the Convertible Preferred Stock) and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate of Designation may also be waived with the affirmative vote or written consent of the Majority Holders. Notwithstanding the foregoing, however, without the written consent of each Holder affected, an amendment or waiver may not (with respect to any shares of the Convertible Preferred Stock held by a non-consenting Holder): (i) alter the voting rights with respect to the Convertible Preferred Stock or reduce the number of shares of the Convertible Preferred Stock whose Holders must consent to an amendment, supplement or waiver,
(ii) reduce the Liquidation Preference of any share of the Convertible Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the Convertible Preferred Stock, (iv) make any share of the Convertible Preferred Stock payable in money other than United States dollars, (v) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of Holders of the Convertible Preferred Stock to receive the Liquidation Preference, (vi) make any change (or waive any change) in the Conversion Price (except pursuant to the express provisions herein) or (vii) make any change in the foregoing amendment and waiver provisions.

         (b) No change in the terms of this Certificate of Designation may be accomplished by merger or consolidation of the Company with another corporation or entity unless the Company has obtained the prior written consent of the holders of the applicable number of shares of Convertible Preferred Stock then outstanding.

     12. Transfer and Exchange.  When Convertible Preferred
Stock is presented to the Company with a request to register the transfer of such Convertible Preferred Stock or to exchange such Convertible Preferred Stock for an equal number of shares of Convertible Preferred Stock of other authorized denominations, the Company shall register the transfer or make the exchange and execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Convertible Preferred Stock represented by the surrendered certificate(s) as requested if its reasonable requirements for such transaction are met and such transfer or exchange is in compliance with applicable laws or regulations. Dividends shall accrue on the Convertible Preferred Stock represented by any such new certificate delivered from the date to which dividends have been fully paid on such Convertible Preferred Stock represented by the surrendered certificate(s).

     13. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     14. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (and (1) terms defined in the singular have comparable meanings when used in the plural and vice versa, (2) "including" means including without limitation, (3) "or" is not exclusive and
(4) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on the Issue Date and all accounting calculations will be determined in accordance with such principles), unless the content otherwise requires:

     "12-1/4% Preferred Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of each series of the Company's 12-1/4% Senior Exchangeable Preferred Stock due 2008 as in effect on the date hereof, and which constitutes part of the Certificate of Incorporation.

     "13% Preferred Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of the Company's 13% Senior Exchangeable Preferred Stock Mandatorily Redeemable 2009 and the Qualifications, Limitations and Preferences thereof, as in effect on the date hereof, and which constitutes part of the Certificate of Incorporation.

     "Affiliate" means, as applied to the Company, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Company.

     "Anti-Dilution Triggering Price" has the meaning given such term in Section 7(d)(ii) hereof.

     "Automatic Conversion Date" has the meaning given such term in Section 7(a) hereof.

     "Board of Directors" has the meaning given such term in Paragraph 1 hereof.

     "Business Day" means each day which is not a Sunday, Saturday or legal holiday in the State of Oklahoma.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Certificate of Designation" means this Certificate of Designation of the Powers, Preferences and Relative, Optional and
Other Special Rights of Series A Convertible Preferred Stock and the Qualification, Limitations and Restrictions thereof.

     "Certificate of Incorporation" has the meaning given such term in Paragraph 1 hereof.

     "Change in Control" means (i) any "person" or "group" (within the meaning of Section 13(d) or 14(d)(ii) on the Exchange
Act) other than the Original Holder becomes the ultimate "beneficial owner" (as defined in Rule 13D-3 under the Exchange
Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholder and its Affiliates on such date or (ii) individuals who on the Issue Date constitute the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all the combined assets of the Company and its Restricted Subsidiaries taken as a whole, to any Person other than a Wholly Owned Subsidiary or the Existing Stockholder or any Affiliates thereof or (iv) the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company.

     "Change in Control Date" has the meaning given such term in
Section 5(a)(i)(A) hereof.

     "Change in Control Offer" has the meaning given such term in Section 5(b)(i) hereof.

     "Change in Control Redemption" has the meaning given such term in Section 5(b)(i) hereof.

     "Change in Control Redemption Date" has the meaning given such term in Section 5(b)(i) hereof.

     "Change in Control Redemption Notice" has the meaning given such term in Section 5(b)(iii) hereof.

     "Change in Control Redemption Price" has the meaning given such term in Section 5(b)(i) hereof.

     "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of the Company.

     "Class B Common Stock" means the Class B Common Stock, par value $.001 per share, of the Company.

     "Class C Common Stock" means the Class C Common Stock, par value $.001 per share, of the Company.

     "Class D Common Stock" means the Class D Common Stock, par value $.001 per share, of the Company.

     "Closing Price" means on any day the reported last sale price on such day, or in case no sale takes place on such day, the average of the reported closing bid and ask prices on the principal national securities exchange (which shall include NASDAQ) on which such stock is listed or admitted to trading (and if the Class A Common Stock is listed or admitted to trading on more than one U.S. national or non-U.S. securities exchange, the Company shall determine, in its reasonable discretion, the principal securities exchange on which such Class A Common Stock is listed or admitted to trading), or if not listed or admitted to trading on any securities exchange, the average of the closing bid and ask prices as furnished by any independent registered broker-dealer firm, selected by the Company for that purpose, in each case adjusted for any stock split during the relevant period.

     "Common Stock" means, collectively, the Class A Common
Stock, the Class B Common Stock, the Class C Common Stock and the
Class D Common Stock and any other class of Capital Stock authorized to be issued by the Company after the Issue Date which is not Preferred Stock of the Company.

     "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(e)(i) and 7(e)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

     "Company" has the meaning given such term in Paragraph 1 hereof.

     "Conversion Stock" means shares of Class A Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Convertible Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

     "Convertible Preferred Stock" has the meaning given such term in Section 1 hereof.

     "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

     "Credit Agreement" means that certain Amended, Restated and Consolidated Revolving Credit and Term Loan Agreement dated as of January 18, 2000 among Dobson Operating Co. L.L.C., as Borrower, Banc of America Securities, LLC, Sole Lead Manager and Book Running Manager, Bank of America, N.A., Administrative Agent, Lehman Commercial Paper Inc. and Toronto Dominion (Texas), Inc., Co-Syndication Agents and First Union National Bank and PNC Bank, National Association, Co-Documentation Agents, the Lenders named therein and certain other parties, as to which the Company is a "Loan Party" (as defined therein), as such agreement is modified, amended and supplemented from time to time or replaced upon the refinancing or refunding of the Indebtedness incurred thereunder.

     "Current Market Price" means the average Daily Price of the Class A Common Stock for the fifteen (15) Trading Days immediate prior to the Pricing Date.

     "Daily Price" means, as of any date, the Closing Price on such date as reported on NASDAQ or if the Company's shares of Class A Common Stock are not listed for trading on NASDAQ, the principal stock exchange on which such shares are listed for trading.

     "Dividend Payment Date" has the meaning given such term in
Section 3(a) hereof.

     "Dividend Period" means the Dividend Period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Period; provided however that the first such Dividend Period shall commence on the Issue Date.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Parity Change in Control Offer" has the meaning given such term in Section 5(b)(i).

     "Existing Parity Stock" means (i) the Company's 12-1/4% Senior Exchangeable Preferred Stock due 2008 and (ii) the Company's 13%
Senior Exchangeable Preferred Stock Mandatorily Redeemable 2009.

     "Existing Major Stockholder" means Dobson CC Limited
Partnership, an Oklahoma limited partnership.

     "Existing Major Stockholder Affiliate" means, as applied to the Existing Major Stockholder, any Person directly or indirectly controlled by Everett R. Dobson. For purposes of this definition, a Family Member shall be considered an Existing Major
Stockholder Affiliate.

     "Fair Value" means (i) in the case of the sale or issuance of Common Stock other than pursuant to the conversion or exercise of Convertible Securities or Options, the fair value of such Common Stock on the date such issuance is authorized by the Board of Directors; provided a discount of 15% of the Current Market Price on such date shall not be considered to result in the issuance of such Common Stock for less than fair value, (ii) in the case of the sale or issuance of Convertible Securities and Options, that the conversion or exercise price per share of Common Stock (plus any amount received by the Company upon issuance of the Convertible Securities or Options) is not less than the amount referred to in clause (i).

     "Family Member" means Everett R. Dobson's spouse, child
(including a stepchild or adopted child), grandchildren or parent and each trust, family limited partnership or other entity created for the primary benefit of any one or more of them.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Holders" means the holders from time to time of shares of Convertible Preferred Stock, and the term "Holder" means any one of them.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, and (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,
(B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Issue Date" has the meaning given such term in Section 1 hereof.

     "Junior Capital Stock" has the meaning given such term in
Section 2 hereof.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Liquidation Amount" has the meaning given such term in
Section 4.

     "Liquidation Preference" means, in respect of each share of Convertible Preferred Stock, the sum of One Thousand Dollars ($1,000.00), appropriately adjusted for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock.

     "Majority Holders" means as of a given date, the Holders of a majority of the shares of Convertible Preferred Stock outstanding on such date.

     "Mandatory Redemption" has the meaning given such term in
Section 5(a)(i) hereof.

     "Mandatory Redemption Notice" has the meaning given such term in section 5(a)(ii) hereof.

     "NASDAQ" means the National Association of Securities
Dealers Automated Quotation System.

     "Offer to Purchase" has the meaning given such term in
Section 5(b)(ii) hereof.

     "Optional Conversion Date" has the meaning specified in
Section 5(c) hereof.

     "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Organic Change" has the meaning specified in Section 7(g) hereof.

     "Original Holder" means AT&T Wireless Services Inc. and its
Affiliates.

     "Parity Capital Stock" has the meaning given such term in
Section 2 hereof.

     "Payment Date" has the meaning given such term in Section
5(b)(i) hereof.

     "Permitted Issuance" means the sale or issuance of (i) Common Stock (or Convertible Securities or Options) (A) to officers, directors, employees, or consultants of the Company and its Subsidiaries at Fair Value pursuant to compensation arrangements approved by the Board of Directors, (B) to officers, directors, employees or consultants of the Company and its Subsidiaries pursuant to stock purchase agreements approved by the Board of Directors or (C) upon the conversion of any Options or Convertible Securities (including the Convertible Preferred Stock), (ii) Common Stock (or Convertible Securities) issued as consideration to Persons in connection with the Company's or a Subsidiary's acquisition of telecommunications licenses, telecommunications businesses and/or other assets ancillary to the operation of a telecommunications business or the Capital Stock of a Person principally engaged in a business which is the same or substantially the same as a business as that is conducted by the Company or a Subsidiary as of the Issue Date; (iii) Common Stock (or Convertible Securities), not in excess of five percent (5%) of the Common Stock Deemed Outstanding at the time of such issuance, in connection with the issuance of debt securities by the Company or any Subsidiary, (iv) shares of the Company's Capital Stock issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with
Section 7 hereof and (v) in the case of Parity Capital Stock, Senior Capital Stock and Convertible Preferred Stock, shares of Parity Capital Stock, Senior Capital Stock and Junior Capital Stock, respectively, issued as the payment of a dividend thereon, in accordance with the terms thereof.

     "Per Share Transaction Value" has the meaning given such term in Section 7(d)(iii).

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Pricing Date" means (i) if the Company issues, or is deemed pursuant to Section 7(e) to have issued, Common Stock pursuant to a contractual obligation to issue (x) a fixed number of shares of Common Stock or (y) shares of Common Stock at a fixed price, the date the Company became so contractually obligated to do so and (ii) if the Company issues, or is deemed pursuant to Section 7(e) to have issued, Common Stock pursuant to a contractual obligation pursuant to which the value of the shares of Common Stock to be issued, or the number of shares to be issued, could fluctuate based upon future events, including the Daily Price, the date the Company became so contractually obligated and (iii) if the Company issues, or is deemed pursuant to Section 7(e) to have issued, Common Stock other than in the circumstances described in clause (i) or (ii), the date of such issuance or deemed issuance.

     "Redemption Date" has the meaning given such term in
Section 5(a)(i) hereof.

     "Redemption Price" has the meaning given such term in
Section 5(a)(i) hereof.

     "Restricted Subsidiaries" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Capital Stock" has the meaning given in Section 2.

     "Series AA Preferred" means shares of the Company's Series
AA Preferred Stock, $1.00 par value each.

     "Special Parity Stock" means shares of Preferred Stock of the Company authorized for issue by the Board of Directors the material powers, preferences and relative, optional and other rights of which are, taken as a whole, no more favorable to the holder thereof as those of the Convertible Preferred Stock and which expressly provide that such shares rank on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company; provided, if such shares are being issued pursuant to the conversion provisions of any Indebtedness or Convertible Securities, such shares will constitute Special Parity Stock only if the issuance of such Indebtedness or Convertible Securities shall have been approved by the Majority Holders.

     "Subsidiary"/"Subsidiaries" means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or a manager of such limited liability company.

     "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

     "Voting Stock" means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly-Owned" means, in respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly-Owned Subsidiaries of such Person.

     "Unrestricted Subsidiary" means (i) DCC PCS, Inc. or any other Subsidiary of the Company that at the time of determination after the Issue Date shall be designated an "Unrestricted Subsidiary" by the Board of Directors in the manner provided for in the Credit Agreement or under the agreements to which the Company sold the Existing Parity Stock and (ii) any Subsidiary of an Unrestricted Subsidiary.

     IN WITNESS WHEREOF, said Dobson Communications Corporation, has caused this Certificate of Designation to be signed by Everett R. Dobson, its Chief Executive Officer, this 8th day of February, 2001.

                              DOBSON COMMUNICATIONS CORPORATION

                               By     EVERETT R. DOBSON
                               Name:  Everett R. Dobson
                               Title: Chief Executive Officer

                            EXHIBIT A


          FORM OF SERIES A CONVERTIBLE PREFERRED STOCK


                        FACE OF SECURITY


          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Certificate Number       Number of Shares of Series A Convertible
                                                  Preferred Stock



            Series A Convertible Preferred Stock (par
           value $1.00 (Liquidation Preference $1,000
       per share of Series A Convertible Preferred Stock)

                               of

                Dobson Communications Corporation


     Dobson Communications Corporation, an Oklahoma corporation (the "Company"), hereby certifies that __________ (the "Holder") is the registered owner of ________ fully paid and non-assessable preferred securities of the Company designated the Series A Convertible Preferred Stock (par value $1.00) (liquidation preference $1,000 per share of Convertible Preferred Stock) (the "Convertible Preferred Stock"). The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated _________, 2001, as the same may be amended from time to time (the "Certificate of Designation"). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

     Reference is hereby made to select provisions of the Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, the Company has executed this certificate this ____ day of ________, 2001

                              DOBSON COMMUNICATIONS CORPORATION

                              By:
                                 Name:
                                 Title:

                              By:
                                 Name:
                                 Title:

                      REVERSE OF SECURITY


     Dividends on each share of Convertible Preferred Stock shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

     The shares of Convertible Preferred Stock shall be redeemable as provided in the Certificate of Designation. The shares of Convertible Preferred Stock shall be convertible into the Company's Common Stock in the manner and according to the terms set forth in the Certificate of Designation.

     As required under Oklahoma law, the Company shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Company so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the class and series of shares of the Company.

                            EXHIBIT B

                      NOTICE OF CONVERSION


(To be Executed by the Registered Holder in order to Convert the Convertible Preferred Stock)


     The undersigned hereby irrevocably elects to convert (the "Conversion") shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), represented by stock certificate No(s). ______________ (the "Convertible Preferred Stock Certificates") into shares of Class A Common Stock ("Common Stock") of Dobson Communications Corporation (the "Company") according to the conditions of the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of the Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation"), as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion. A copy of each Convertible Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

     The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Convertible Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the "Act"), or pursuant to any exemption from registration under the Act.

     Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Applicable Conversion Price:  $25.35

Number of shares of Convertible
Preferred Stock to be Converted:

Number of shares of Common Stock
to be Issued:*

Signature:

Name:

Address:**

Fax No.:
_______________________________

* The Company is not required to issue shares of Common Stock until the original Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Convertible Preferred Stock Certificate(s) to be converted.

** Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.